Exhibit 99.1

Acushnet Holdings Corp. Announces
Full Year and Fourth Quarter 2019 Financial Results,
Declares Increased Quarterly Cash Dividend
Full Year and Fourth Quarter 2019 Financial Results

•	Full year net sales of $1,681.4 million, up 2.9% year over year, up 4.8% in constant currency

•	Fourth quarter net sales of $368.3 million, up 7.3% year over year, up 7.9% in constant currency

•	Full year net income attributable to Acushnet Holdings Corp. of $121.1 million, up 21.2% year over year

•	Fourth quarter net income attributable to Acushnet Holdings Corp. of $17.9 million, up 57.0% year over year

•	Full year Adjusted EBITDA of $240.1 million, up 4.0% year over year

•	Fourth quarter Adjusted EBITDA of $44.5 million, up 23.3% year over year
Cash Dividend and Share Repurchase

•	Increased quarterly cash dividend by 10.7% to $0.155 per share, or $11.5 million in aggregate

•	Fourth quarter share repurchases of 707,609 shares of common stock for an aggregate of $18.9 million

FAIRHAVEN, MA – February 27, 2020 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), a global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the full year and fourth quarter ended December 31, 2019.
“We are pleased with the Company’s 2019 results, which were fueled by several successful product launches that drove growth in sales and earnings,” said David Maher, Acushnet's President and Chief Executive Officer. “Our golf ball segment, in particular, showed great momentum in all major regions, driven by new Pro V1 and Pro V1x, and the Titleist ball count across professional tours came in at 73%, more than 8 times our nearest competitor. We also saw growth in our Titleist gear and FootJoy golf wear segments, and Titleist clubs performed well and as expected within our two-year product launch cycle. The success of our 2019 product launches affirms the commitment and great work of our associates and trade partners.
“For 2020, we have a number of exciting new initiatives in place across all product categories. We are committed to sustaining our Pro V1 momentum and launching new AVX, Tour Soft and Velocity models. We are poised to launch new Vokey SM8 wedges and Cameron Special Select Putters in the first quarter and new Titleist metals later in the year. We also look forward to several new Titleist gear and FootJoy products and the continued growth and development of KJUS throughout 2020.
"Our thoughts are with all those affected by the coronavirus, and we are working with our local teams to ensure their health and safety as we closely monitor the potential impacts on our business from this crisis."
Summary of Full Year 2019 Financial Results

	Twelve months ended December 31,		Increase		Constant Currency Increase
(in millions)	2019	2018	$ change	% change	$ change	% change
Net sales	$1,681.4	$1,633.7	$47.7	2.9%	$77.9	4.8%
Net income attributable to Acushnet Holdings Corp	$121.1	$99.9	$21.2	21.2%
Adjusted EBITDA	$240.1	$230.8	$9.3	4.0%

Consolidated net sales for the full year increased 2.9%, or 4.8% on a constant currency basis, due to an increase of $36.4 million in Titleist golf balls driven by our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2019 and sales from PG Golf which we acquired in the fourth quarter of 2018, an increase of $11.0 million in FootJoy golf wear primarily due to sales volume increases in apparel, an increase of $7.2 million in Titleist golf gear on sales increases across all product categories, partially offset by a decrease of $5.6 million in Titleist golf clubs. The remaining change in net sales was primarily due to the acquisition of KJUS during the third quarter of 2019. The results of KJUS have not been allocated to any of our reportable segments.
On a geographic basis, consolidated net sales in the United States increased 7.1% in the twelve month period. The increase in net sales in the United States resulted from an increase of $24.8 million in net sales of Titleist golf balls primarily driven by higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2019 and sales from PG Golf which we acquired in the fourth quarter of 2018, an increase of $12.2 million in net sales of FootJoy golf wear, an increase of $7.8 million in Titleist golf clubs and an increase of $5.2 million in Titleist golf gear. The remaining change in net sales was primarily due to the acquisition of KJUS.
Net sales in regions outside the United States were down 1.4% and up 2.4% on a constant currency basis. In EMEA, the increase in net sales was primarily due to the acquisition of KJUS and higher sales volumes of Titleist golf balls. In Korea, the increase in net sales was driven by increased sales across all product categories. In Japan, the decrease in net sales was primarily due to a decrease in sales of Titleist golf clubs and FootJoy golf wear.
Segment specifics:

•
5.3% increase in net sales (6.9% increase on a constant currency basis) of Titleist golf balls, primarily driven by higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2019 and sales from PG Golf which we acquired in the fourth quarter of 2018, partially offset by a sales volume decline in our performance golf balls.

•
2.4% decrease in net sales (1.3% decrease on a constant currency basis) of Titleist golf clubs. Sales volumes of our T-Series irons, U-Series utility irons, TS hybrids and putters launched during 2019 were offset by lower sales volumes of our wedges, TS fairways and TS drivers which were in their second model year.

•	2.7% increase in net sales (4.9% increase on a constant currency basis) of Titleist golf gear, primarily driven by higher sales volumes in our golf bags, travel gear and golf gloves categories.

•
0.5% increase in net sales (2.5% increase on a constant currency basis) in FootJoy golf wear. The increase in constant currency was primarily driven by a sales volume increase and higher average selling prices in apparel, partially offset by lower average selling prices in the footwear category.

Net income attributable to Acushnet improved by $21.2 million to $121.1 million, up 21.2% year over year, primarily as a result of an increase in income from operations and a decrease in income tax expense.
Adjusted EBITDA was $240.1 million, up 4.0% year over year. Adjusted EBITDA margin was 14.3% versus 14.1% for the prior year period.
Summary of Fourth Quarter 2019 Financial Results

	Three months ended December 31,		Increase		Constant Currency Increase
(in millions)	2019	2018	$ change	% change	$ change	% change
Net sales	$368.3	$343.4	$24.9	7.3%	$27.2	7.9%
Net income attributable to Acushnet Holdings Corp	$17.9	$11.4	$6.5	57.0%
Adjusted EBITDA	$44.5	$36.1	$8.4	23.3%

Consolidated net sales for the quarter increased 7.3%, or 7.9% on a constant currency basis, due to an increase of $11.2 million in Titleist golf balls driven by our latest generation Pro V1 and Pro V1x golf balls and our TruFeel performance golf balls, an increase of $5.4 million in FootJoy golf wear primarily due to sales volume increases in apparel, partially offset by a decrease of $2.1 million in Titleist golf clubs and by a decrease of $1.8 million in Titleist golf gear. The remaining change in net sales was primarily due to the acquisition KJUS.
On a geographic basis, consolidated net sales in the United States increased 20.9% in the quarter. The increase in net sales in the United States was driven by an increase of $11.3 million in net sales of Titleist golf clubs driven by our T-Series irons, U-Series utility irons and TS hybrids, an increase of $8.1 million in net sales of Titleist golf balls primarily driven by higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2019 and our TruFeel performance golf balls launched in the third quarter of 2019, and an increase of $5.8 million in net sales of FootJoy golf wear. The remaining change in net sales was primarily due to the acquisition of KJUS.

Net sales in regions outside the United States were down 3.5%, down 2.3% on a constant currency basis. In Japan, the decrease in net sales was primarily due to a decrease in sales of Titleist golf clubs and FootJoy golf wear, partially offset by an increase in sales of Titleist golf balls. In EMEA, the increase in net sales was primarily due to the acquisition of KJUS. In Korea, the increase in net sales was driven by increases in sales of FootJoy golf wear and Titleist golf clubs, partially offset by a decrease in Titleist golf gear.
Segment specifics:

•
10.1% increase in net sales (10.7% increase on a constant currency basis) of Titleist golf balls, primarily driven by higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls and our new TruFeel performance golf balls.

•
2.0% decrease in net sales (1.9% decrease on a constant currency basis) of Titleist golf clubs as sales volumes of our new T-Series irons, U-Series utility irons and TS hybrids were offset by lower sales volumes of our TS drivers and TS fairways which were in their second model year.

•	7.9% decrease in net sales (7.1% decrease on a constant currency basis) of Titleist golf gear. This decrease primarily resulted from lower sales volumes in golf bags and headwear.

•
6.3% increase in net sales (6.8% increase on a constant currency basis) in FootJoy golf wear. The increase in constant currency was primarily driven by a sales volume increase and higher average selling prices in apparel.

Net income attributable to Acushnet increased $6.5 million to $17.9 million, up 57.0% year over year primarily as a result of an increase in income from operations.
Adjusted EBITDA was $44.5 million, up 23.3% year over year. Adjusted EBITDA margin was 12.1% for the fourth quarter versus 10.5% for the prior year period.

Declares Quarterly Cash Dividend
Acushnet's Board of Directors today declared a fourth quarter cash dividend in an amount of $0.155 per share of common stock. This represents an increase of 10.7% versus the prior quarterly dividend. The dividend will be payable on March 27, 2020, to stockholders of record as of March 13, 2020. The number of shares outstanding as of February 21, 2020 was 74,383,716.
Share Repurchase
On February 11, 2020, Acushnet's Board of Directors authorized the Company to repurchase up to an additional $50.0 million of its issued and outstanding common stock, bringing the total authorization up to $100.0 million.

2020 Outlook
Acushnet's 2020 outlook includes an estimated negative impact of the coronavirus of approximately $40 million in consolidated net sales and $18 million in Adjusted EBITDA and an estimated negative impact of unmitigated tariffs of approximately $5 million in Adjusted EBITDA.

•	Consolidated net sales are expected to be approximately $1,665 to 1,705 million.

•	Consolidated net sales on a constant currency basis are expected to be in the range of down 0.5% to up 1.9%.

•	Adjusted EBITDA is expected to be approximately $220 to $240 million.

Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on February 27, 2020 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.

About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2020 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; changes to the Rules of Golf with respect to equipment; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases; our substantial leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of our common stock; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019 as it may be updated by our periodic reports subsequently filed with the SEC, including, when available, the Annual Report on Form 10-K for the year ended December 31, 2019. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except share and per share amounts)	2019	2018	2019	2018
Net sales	$368,271	$343,355	$1,681,357	$1,633,721
Cost of goods sold	181,580	168,426	809,122	791,370
Gross profit	186,691	174,929	872,235	842,351
Operating expenses:
Selling, general and administrative	142,997	140,177	627,503	611,883
Research and development	13,184	13,394	51,601	51,489
Intangible amortization	1,945	1,759	7,478	6,644
Income from operations	28,565	19,599	185,653	172,335
Interest expense, net	5,013	4,463	19,613	18,402
Other (income) expense, net	(422)	(623)	875	3,629
Income before income taxes	23,974	15,759	165,165	150,304
Income tax expense	4,356	3,495	40,600	47,232
Net income	19,618	12,264	124,565	103,072
Less: Net income attributable to noncontrolling interests	(1,759)	(846)	(3,495)	(3,200)
Net income attributable to Acushnet Holdings Corp.	$17,859	$11,418	$121,070	$99,872

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$0.24	$0.15	$1.61	$1.34
Diluted	0.24	0.15	1.60	1.32
Weighted average number of common shares:
Basic	74,869,521	74,825,483	75,418,204	74,766,176
Diluted	75,378,806	76,196,766	75,759,605	75,472,342

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
(in thousands, except share and per share amounts)	2019	2018
Assets
Current assets
Cash and restricted cash ($8,514 and $8,436 attributable to the FootJoy golf shoe joint venture ("JV"))	$34,184	$31,014
Accounts receivable, net	215,428	186,114
Inventories ($11,958 and $9,658 attributable to the FootJoy JV)	398,368	361,207
Other assets	94,838	85,666
Total current assets	742,818	664,001
Property, plant and equipment, net ($11,374 and $11,615 attributable to the FootJoy JV)	231,575	228,388
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	214,056	209,671
Intangible assets, net	480,794	478,257
Deferred income taxes	70,541	78,028
Other assets ($2,517 and $2,593 attributable to the FootJoy JV)	77,265	33,276
Total assets	$1,817,049	$1,691,621
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current liabilities
Short-term debt	$54,123	$920
Current portion of long-term debt	17,500	35,625
Accounts payable ($8,360 and $6,882 attributable to the FootJoy JV)	102,335	86,045
Accrued taxes	36,032	38,268
Accrued compensation and benefits ($3,542 and $1,634 attributable to the FootJoy JV)	72,465	77,181
Accrued expenses and other liabilities ($4,468 and $3,462 attributable to the FootJoy JV)	76,663	56,828
Total current liabilities	359,118	294,867
Long-term debt	330,701	346,953
Deferred income taxes	4,837	4,635
Accrued pension and other postretirement benefits	118,852	102,077
Other noncurrent liabilities ($5,202 and $4,831 attributable to the FootJoy JV)	51,908	16,105
Total liabilities	865,416	764,637

Redeemable noncontrolling interest	807	—
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 75,619,587 and 74,760,062 shares issued	76	75
Additional paid-in capital	910,507	910,890
Accumulated other comprehensive loss, net of tax	(112,028)	(89,039)
Retained earnings	151,039	72,946
Treasury stock, at cost; 1,183,966 shares (including 56,000 of accrued share repurchase) and no shares	(31,154)	—
Total equity attributable to Acushnet Holdings Corp.	918,440	894,872
Noncontrolling interests	32,386	32,112
Total shareholders' equity	950,826	926,984
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$1,817,049	$1,691,621

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year ended December 31,
(in thousands)	2019	2018
Cash flows from operating activities
Net income	$124,565	$103,072
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	43,002	40,496
Unrealized foreign exchange loss	215	3,960
Amortization of debt issuance costs	1,884	1,409
Share-based compensation	10,975	18,563
Loss on disposals of property, plant and equipment	13	128
Deferred income taxes	8,474	15,541
Changes in operating assets and liabilities	(54,845)	(19,436)
Cash flows provided by operating activities	134,283	163,733
Cash flows from investing activities
Additions to property, plant and equipment	(32,956)	(32,801)
Business acquisitions, net of cash acquired	(28,104)	(16,902)
Cash flows used in investing activities	(61,060)	(49,703)
Cash flows from financing activities
Proceeds (repayments) of short-term borrowings, net	54,115	(17,742)
Proceeds from term loan facility	350,000	—
Repayments of term loan A facility	(330,469)	(21,094)
Repayments of delayed draw term loan A facility	(54,375)	(40,625)
Purchases of common stock	(29,352)	—
Debt issuance costs	(2,373)	(381)
Dividends paid on common stock	(43,490)	(39,057)
Dividends paid to noncontrolling interests	(3,354)	(7,350)
Payment of employee restricted stock tax withholdings	(11,030)	(2,634)
Cash flows used in financing activities	(70,328)	(128,883)
Effect of foreign exchange rate changes on cash and restricted cash	275	(1,855)
Net increase (decrease) in cash and restricted cash	3,170	(16,708)
Cash and restricted cash, beginning of year	31,014	47,722
Cash and restricted cash, end of year	$34,184	$31,014

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)

Full Year Net Sales by Segment

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
Titleist golf balls	$551.6	$524.0	$27.6	5.3%	$36.4	6.9%
Titleist golf clubs	434.4	445.3	(10.9)	(2.4)%	(5.6)	(1.3)%
Titleist golf gear	150.0	146.1	3.9	2.7%	7.2	4.9%
FootJoy golf wear	441.9	439.7	2.2	0.5%	11.0	2.5%

Full Year Net Sales by Region

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
United States	$884.8	$826.1	$58.7	7.1%	$58.7	7.1%
EMEA	230.5	219.8	10.7	4.9%	24.2	11.0%
Japan	182.7	199.1	(16.4)	(8.2)%	(18.6)	(9.3)%
Korea	223.4	221.1	2.3	1.0%	15.7	7.1%
Rest of world	160.0	167.6	(7.6)	(4.5)%	(2.1)	(1.3)%
Total net sales	$1,681.4	$1,633.7	$47.7	2.9%	$77.9	4.8%
Fourth Quarter Net Sales by Segment

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
Titleist golf balls	$115.7	$105.1	$10.6	10.1%	$11.2	10.7%
Titleist golf clubs	109.3	111.5	(2.2)	(2.0)%	(2.1)	(1.9)%
Titleist golf gear	23.4	25.4	(2.0)	(7.9)%	(1.8)	(7.1)%
FootJoy golf wear	84.3	79.3	5.0	6.3%	5.4	6.8%
Fourth Quarter Net Sales by Region

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
United States	$182.5	$150.9	$31.6	20.9%	$31.6	20.9%
EMEA	43.8	37.4	6.4	17.1%	7.2	19.3%
Japan	48.0	59.8	(11.8)	(19.7)%	(13.7)	(22.9)%
Korea	58.2	56.5	1.7	3.0%	4.4	7.8%
Rest of world	35.8	38.8	(3.0)	(7.7)%	(2.3)	(5.9)%
Total net sales	$368.3	$343.4	$24.9	7.3%	$27.2	7.9%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense, depreciation and amortization, share-based compensation expense, certain transaction fees, indemnification expense (income) from our former owner Beam Suntory, Inc. (at the time known as Fortune Brands, Inc.) (“Beam”), executive pension settlement, certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Twelve months ended		Three months ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income attributable to Acushnet Holdings Corp.	$121,070	$99,872	$17,859	$11,418
Interest expense, net	19,613	18,402	5,013	4,463
Income tax expense	40,600	47,232	4,356	3,495
Depreciation and amortization	43,002	40,496	11,814	10,439
Share-based compensation	10,975	18,563	2,984	4,783
Transaction fees	2,654	599	639	129
Executive pension settlement(a)	—	2,543	—	—
Other non-cash (gains) losses, net (b)	(1,283)	(81)	55	489
Net income attributable to noncontrolling interests	3,495	3,200	1,759	846
Adjusted EBITDA	$240,126	$230,826	$44,479	$36,062
Adjusted EBITDA margin	14.3%	14.1%	12.1%	10.5%

(a)
In the third quarter of 2018, our former Chief Executive Officer received lump-sum pension benefit payments in connection with his retirement, which resulted in a non-cash settlement expense of $2.5 million.

(b) Includes non-cash indemnification expense (income) related to obligations owed to us by Beam and other non-cash (gains) losses, net that are included when calculating net income attributable to Acushnet Holdings Corp.
A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2020, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis.